EXHIBIT 10.3


February 9, 1998



Mr. Marc M. Stein
94 Morning Dew Court
Old Bridge, NJ  08857

                               LETTER OF AGREEMENT


Dear Marc:

I am very pleased that the discussions we had a few weeks ago resulted in our jointly agreeing that you would continue to be employed as an associate of Foundation Health Systems ("FHS"), Northeast Region. You will be based in New Jersey and remain in your current position as Chief Financial Officer of First Option Health Plan of New Jersey, Inc. ("First Option") until at least March 31, 1999. The potential of a longer term role for you in the FHS Northeast Region will depend upon the development of the regional management structure over the coming months.

I have outlined the components of our agreement for your review.

         1. You will continue in your current position as Chief Financial Officer, First Option, until at least March 31, 1999. You will continue to be paid your current biweekly rate of $6,730.76, less all deductions required by law until that date. You will report to the FHS Northeast Regional Chief Financial Officer with a dotted line to the FHS New Jersey President.

         2. During your period of employment, the following compensation and benefits will be in effect:

            A.      Your base salary will be $175,000 annually.

            B. You will be eligible to participate in the 1998 FHS Management Bonus Plan in accordance with your position with the Company. You will also be eligible to participate in the 1999 FHS Management Bonus Plan on a prorated basis.

            C. You will receive a monthly automobile allowance in the amount of $500.00 which will be paid to you through the last month that you receive severance.

            D.      Associate 401K Savings Plan.

            E.      Associate Stock Purchase Plan.



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            F.      You will be eligible to continue to participate  and vest in the FHS Management Stock Option Plan in accordance with your position with the Company.

            G. Group medical, vision, dental and pharmacy coverage for you and your eligible dependents at current monthly rates applicable to First Option associates.

            H.      Short-term and long-term disability benefits.

            I.      Group Life Insurance in the amount of $200,000.

         3. If you remain employed by FHS until March 31, 1999 or if your employment is terminated for any reason other than "just cause" prior to March 31, 1999, you will receive an additional retention bonus equivalent to three months of salary which will be paid on March 31, 1999. "Just cause" includes, acts of dishonesty, moral turpitude, conviction or arraignment of a felony, habitual drunkenness, or narcotic drug addiction.

         4. The following salary continuation and severance provisions will be provided for you:

            A. If FHS terminates your employment for any reason other than "just cause" prior to March 31, 1999, FHS will continue to pay you at your current biweekly rate of $6,730.76, less all deductions required by law through September 30, 1999. Your additional retention bonus will also be paid to you on the date of termination.

            B. On January 31, 1999, FHS will inform you of the status of a potential future role in the Company. If an offer is made to you to continue employment with FHS, you will have the right to either accept or reject the offer. If you do not accept, you will be entitled to six (6) months severance starting April 1, 1999 and your additional retention bonus as described in this agreement. If you accept, you will still be entitled to six (6) months severance if you are terminated in the future for any reason other than "just cause".

            C. FHS will pay any unused vacation pay, less all deductions required by law.

            D. You will continue to vest in the 401K Plan until the end of the month that your severance payments end, but will not be eligible to make contributions to the Plan from your severance pay.

            E. FHS further agrees to provide you with health benefits until the end of the month that your severance payments end. Thereafter, you will be eligible for COBRA benefits. Information regarding the election of COBRA coverage will be forthcoming.

            F. FHS will provide outplacement service to you in accordance with your position in the Company.


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Marc, I look forward to our continued business relationship, and acknowledge the challenges you faced this past year in reorganizing the finance department at First Option. Both Brian Crary and I appreciate what you have accomplished, and thank you for agreeing to remain in your current position, You are an integral part of the process of putting the FHS Northeast Region together, and it is critical that we continue to have your commitment and support.

Please indicate your acceptance of this agreement by signing below.

Sincerely,



/s/ Robert Natt                                         /s/ Marc M. Stein
------------------                                      ----------------------
Robert Natt                                             Marc M. Stein
President & CEO
Foundation Health Systems
Northeast Region